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                                                                   EXHIBIT 10.16

                        AGREEMENT FOR LEASE OF DORMITORY

PARTY A:         GUSHU ECONOMIC DEVELOPMENT COMPANY, XIXIANG TOWN

PARTY B:         HUAXUAN PRINTING COMPANY LIMITED

After the friendly negotiations between Parties A and B, due to Party B's wish to expand the business and increase the number of employees, and because the present dormitories of Party B cannot house the increased number of employees, it is hereby agreed that Party A shall invest in the building of a new block of dormitories and lease same to Party B, and the relevant rental clauses are set out as follows:

(1) Party A shall lease to Party B a newly-built dormitory situated at the back of Debaoli Company, Zhu-ao Shan, Gushu. After a survey conducted by both parties, the area of the dormitory is determined to be 5,120 M2.

(2) Based on a calculation of RMB10/ m2, Party B shall pay a monthly rent of RMB51,200 before the 15th day of each month as rent for the previous month.

(3) The term of this Agreement is ten years from 1st September 1997 until 31st August 2007. Rent for the first to the fifth years shall be unchanged. Rent for the sixth to tenth years shall be increased by 15% of the original base rent, i.e., RMB56,320 per month. Party B shall not terminate this lease within the first five years after execution of this Agreement, but may assign the lease to third parties. After five years, Party B may negotiate for termination where there has been a definite change in business. Party B shall compensate Party A two months' rental if Party B proposes to terminate the lease.

(4) Facilities for the dormitories shall include the "three basic infrastructures", including roads, walls, and water supplies. Party A shall be responsible for the increase of water supply up to 150 tons per day, and Party B shall be responsible for any requirements in excess of this amount.

(5) Party A shall be responsible for any maintenance and repairs due to the quality of construction after the delivery of the dormitory to Party B. However, Party B shall be responsible for the non-inherent problems. Damages to the plastic doors in the rooms shall be repaired and changed to wooden doors by Party A once only.



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(6)      Party A shall be responsible for the application procedures for the construction of the dormitory. Any legal disputes arising therefrom shall be borne wholly by Party A. Party B shall not have any responsibilities whatsoever.

(7) If Party B intends to continue this lease after expiry of this Agreement, both parties shall negotiate for the execution of another contract two months prior to the expiry date. Under the same conditions, Party B shall have priority rights to lease.

(8) When Party B terminates this lease, the dormitory shall be delivered to Party A in its original condition. Both parties shall deal with the procedures of delivery and acceptance.

(9) This Agreement shall be effective from the date of its execution by both parties. The agreement originally signed for the purpose of constituting heads of agreement before the construction foundation work is hereby voided. This Agreement has three counterparts, of which Party B has two sets, and all sets have the same legal effect.


Party A                                     Party B

(chop of Gushu Economic Development         (chop of Shenzhen Huaxuan Printing
Company, Xixiang Town, Baoan District,      Company Limited)
Shenzhen City)


Signature:  Jiang Run Shen                  Signature:  (illegible)

Dated August 1997



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